Exhibit 10.3

QUANTERIX CORPORATION

As of January 1, 2015

BY EMAIL

Kevin Hrusovsky

Re:                             Employment Agreement

Dear Kevin:

On behalf of Quanterix Corporation (the “Company”), I am pleased to offer you the position of the Company’s President and Chief Executive Officer (“CEO”). The terms and conditions of your employment are set forth below.

1.                                      Position. As CEO and President, you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing the Board, provided that, you may engage in religious, charitable, or other community activities so long as such services or activities do not interfere or conflict with your obligations to the Company.

2.                                      Start Date. Your employment as CEO and President will begin on January 1, 2015, unless another date is mutually agreed upon by you and the Company. For purposes of this Employment Agreement, the actual first day of your employment as CEO and President shall be referred to as the “Start Date.”

3.                                      Salary. You will receive a special one-time signing bonus of $250,000, payable on the first regularly scheduled payroll date following the date hereof. Commencing on the Start Date, the Company will pay you a salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your salary will be subject to periodic review and adjustments, no less often than annually, at the Company’s discretion.

4.                                      Bonus Compensation. During your employment, you will be considered annually for a bonus target of $125,000 per year, which bonus target may be increased at the discretion of the Board to reflect outstanding performance. The amount of any bonus actually awarded will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion, based on its assessment of your performance and that of the Company against goals established annually by the Compensation Committee. You must be employed on the date a bonus is paid to earn that bonus. The bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates. If you are terminated without Cause or due to your death or Disability or you resign for Good Reason within three (3) months prior to the end of the year in which the bonus relates, you will be paid a pro-rated portion of your bonus no later than March 15 of the calendar year after the year to which the bonus relates; provided that you (or your beneficiary or estate, as applicable) execute and do not revoke the Release described in Section 7 of this Agreement. For purposes of this Agreement, “Disability” shall occur when the Company determines that you have become physically or mentally incapable of performing the essential functions of your job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period.

5.                                      Equity. In connection with the commencement of your role as CEO and President, the Board will grant you equity as provided in that certain Letter Agreement, dated as of December 2, 2014, by and between you and the Company (the “Equity Letter Agreement”).

6.                                      Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees. Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company, and may carry over unused vacation into the next year to the extent permissible by the Company’s policies.

7.                                      At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason (both as defined below), the Company shall provide you with the following termination benefits (the “Termination Benefits”):

(i)                                    continuation of your base salary for a period of six (6) months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment);

(ii)                                continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) six (6) months from the termination date; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and

Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (y) the date upon which you obtain other employment or (z) the last day of the sixth (6th) calendar month following your termination date; and

(iii)                            If the date of termination occurs within the twelve months period immediately following a Sale Event (such a termination a “Sale Event Termination”), your Salary Continuation Payments and Health Benefits Continuation Payments shall continue for a period of twelve (12) months after the date of termination.

Notwithstanding anything to the contrary in this Employment Agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a general release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; (iii) comply with the terms of your Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (as described below); and (iv) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment.

8.                                      Confidential Information and Restricted Activities.

As a material condition of this Employment Agreement, you agree to abide by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, attached hereto as Exhibit A, the terms of which are incorporated by reference herein.

9.                                      Definitions. For purposes of this Employment Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Cause” means that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of any of the following: (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company; (ii) dishonesty, gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) continued non-performance or unsatisfactory performance of your responsibilities hereunder. “Cause Process” means that (i) the Board has reasonably determined in good faith that a “Cause” condition has occurred; (ii) the Board has notified you in writing of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (iii) the Board has cooperated in good faith with your efforts, for a period not less than 30 days following such notice (the “Cause Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Board reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (v) the Board terminates your employment within 60 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Board shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the 60 day period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business (and in connection therewith the Company acknowledges that you will spend a significant amount of time working from the Company’s office in Lexington Massachusetts, but that you may work from Hopkinton, Massachusetts or Marco Island, Florida from time to time); or (iv) a material breach by the Company of any of its obligations to you under its agreements with you. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period’’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to an unrelated person or entity, or (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Company).

10.                               Taxes; Section 409A. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Employment Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Employment Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Employment Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Employment Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Employment Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Employment Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Employment Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section

409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Employment Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                               Interpretation, Amendment and Enforcement. This Employment Agreement (including Exhibit A) and the Equity Letter Agreement constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Employment Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or board member of the Company. The terms of this Employment Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Employment Agreement or arising out of, related to, or in any way connected with, this Employment Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12.                               Assignment. Neither you nor the Company may make any assignment of this Employment Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Employment Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Employment Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

13.                               Miscellaneous. The headings and captions in this Employment Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Employment Agreement. The words “include” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Employment Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

14.                               Other Terms. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you continue your work with the Company in this new capacity. We look forward to you acknowledging, by signing below, that you have accepted this Employment Agreement.

Very truly yours,

	By:	/s/ Ernie Orticerio
Ernie Orticerio
Chief Executive Officer

I have read and accept this employment offer:

/s/ Kevin Hrusovsky
Kevin Hrusovsky

Dated: January 1, 2015